EXHIBIT 99.1

TOR Minerals Secures Covenant Waiver for US Credit Facility

CORPUS CHRISTI, Texas, August 18, 2008-- TOR Minerals International, Inc. (Nasdaq: TORM) secured a waiver for non-compliance with certain covenants set forth in its US Credit Facility with Bank of America on August 14, 2008. As previously disclosed, as of June 30, 2008, the company was in technical violation of certain coverage ratios in its long-term credit facility.

Pursuant to one of the provisions of the waiver and amended agreement, the company agreed to raise cash equity contributions in the aggregate amount of at least $1 million not later than September 15, 2008.  The company is moving forward on a private placement of common stock to attempt to raise a minimum of $1 million to satisfy this requirement.  Although the company is optimistic that it will satisfy this requirement, no assurance can be provided.

Headquartered in Corpus Christi, Texas, TOR Minerals is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications, including synthetic titanium dioxide, color pigments, specialty aluminas, and other high performance mineral fillers.  TOR Minerals has manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slow down in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
David Mossberg
Beacon Street Group, LLC
(817) 310-0051